EXHIBIT 99.1

Media Contact:                    Investor Relations Contact:
Evelyn Mitchell                    Dana Nolan
205-264-4551                        205-264-7040

Regions Financial Corp. Announces CCAR Results; Proposed capital actions include increasing dividend to $0.14, $2.031 billion stock repurchase program

BIRMINGHAM, Ala. - June 28, 2018 - Today the Federal Reserve indicated to Regions Financial Corporation (NYSE:RF) that it does not object to the company’s capital plan and proposed capital actions for the third quarter of 2018 through the second quarter of 2019. The capital plan was submitted to the Federal Reserve as part of the Comprehensive Capital Analysis and Review (CCAR).

“These results demonstrate the strength of our capital planning process and the ability to execute upon strategic initiatives,” said Grayson Hall, chairman and CEO. “We remain committed to effectively managing capital to strengthen organic growth, streamline our company and invest in initiatives that maximize shareholder value.”

Regions’ capital plan included a proposed increase of Regions’ quarterly common stock dividend to $0.14 per common share. This proposed dividend increase remains subject to approval by Regions’ Board of Directors and will be considered at its regularly scheduled meeting in July 2018.

The capital plan also included the repurchase of Regions’ common stock in an aggregate amount up to $2.031 billion, which is inclusive of anticipated capital generation from the pending sale of Regions Insurance Group, Inc. and related affiliates. The sale is expected to close during the third quarter of 2018. Regions’ Board of Directors has authorized an equity repurchase program for up to this amount, beginning on July 1, 2018, and expiring on June 30, 2019. The timing and exact amount of common stock repurchased under the repurchase program is subject to the terms of Regions’ capital plan and will depend on various factors, including market conditions, Regions’ capital position and internal capital generation. The repurchase program does not include specific price targets; may be executed through open market purchases, accelerated share repurchase transactions or privately negotiated transactions, including utilizing Rule 10b5-1 programs; and may be suspended, modified or discontinued at any time.

Regions’ ongoing and robust capital planning process is designed to ensure the efficient use of capital while maintaining a long-term approach to capital allocation and distribution consistent with the company’s strategic priorities.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $123 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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